Pricing Supplement No. 5 dated August 15, 2005	Filed under Rule 424(b)(3)
(to Prospectus dated January 5, 2005	File No. 333-107132
and Prospectus Supplement dated June 9, 2005)

SLM Corporation

Medium Term Notes, Series A

Due 9 Months or Longer From the Date of Issue

Principal Amount:	$40,000,000	Floating Rate Notes:	☒		Fixed Rate Notes: ☐
Original Issue Date:	August 29, 2005	Closing Date: August 29, 2005			CUSIP Number: 78442F DS 4
Maturity Date:	July 15, 2010	Option to Extend Maturity:	☒	No	Specified Currency: U.S. Dollars
			☐	Yes
If Yes, Final Maturity Date:

Redeemable at the option of the Company:	☒	No	Redemption Price:	Not Applicable.
	☐	Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:	☒	No	Repayment Price:	Not Applicable.
	☐	Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:
Floating Rate Index:
☐	CD Rate	Index Maturity:	Three Months.
☐	Commercial Paper Rate
☐	CMT Rate	Spread:	Plus 15 basis points (0.15%).
☐	Federal Funds Rate
☒	LIBOR Telerate	Initial Interest Rate:	TBD.
☐	LIBOR Reuters
☐	Prime Rate	Interest Rate Reset Period:	Quarterly.
☐	91-Day Treasury Bill Rate
Reset Date(s):	Each January 15th, April 15th, July 15th and October 15th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning October 15, 2005.	Interest Payment Date(s):	Each January 15th, April 15th, July 15th and October 15th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning October 15, 2005.
Interest Determination Date(s):	2 London Business Days prior to the related Reset Date (or Original Issue Date in the case of the first Interest Period).	Interest Period(s):

From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Period) to but excluding the current Interest Payment Date (or the Maturity Date, in the case of the last Interest Period).

Morgan Stanley

August 15, 2005

MTN 111

Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360.
Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.

Form:	Book-entry.

Denominations:	$10,000 minimum and integral multiples of $1,000 in excess thereof.

Trustee:	JPMorgan Chase Bank, National Association, formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.

Agent:	Morgan Stanley & Co. Incorporated is acting as the underwriter in connection with this issuance.

Issue Price:	100.0%.

Agent’s Commission:	0.10%.

Net Proceeds:	$39,960,000.

Concession:	0.05%.

Reallowance:	0.05%.

CUSIP Number:	78442F DS 4.

ISIN Number:	US78442FDS48.

An affiliate of the underwriter has entered into a swap transaction in connection with the Notes and may receive compensation for that transaction.

Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America.  Neither SLM Corporation nor any of

its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 111